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                                  EXHIBIT 4.2





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                          CERTIFICATE OF INCORPORATION

                                       OF

                            URANIUM RESOURCES, INC.


                                   ARTICLE 4


         The aggregate number of shares which the corporation has authority to issue is Twelve Million Five Hundred Thousand (12,500,000) shares, $0.001 par value per share. The shares are designated as common stock and have identical rights and privileges in every respect.

         The holders of the stock of the corporation shall have no preemptive rights to subscribe for any securities of the corporation.